Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2022 First Quarter Financial Results

•	Net Sales Up 51%
•	Electric and Hybrid Vehicle Application Sales Growth
•	Income from Operations Up 147%
•	Continued Share Buyback

Chicago, IL – September 2, 2021 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the first quarter of Fiscal 2022 ended July 31, 2021.

Fiscal First Quarter 2022 Highlights

•	Net sales were $287.8 million
•	Electric and hybrid vehicle applications were 16 percent of net sales
•	Income from operations was $34.1 million
•	Net income was $29.1 million, or $0.76 per diluted share
•	Company purchased 157,513 shares of its common stock for $7.6 million
•	Company increased quarterly dividend from $0.11 per share to $0.14 per share

Consolidated Fiscal First Quarter 2022 Financial Results

Methode's net sales were $287.8 million, which included a favorable foreign currency impact of $10.3 million, up 50.8% compared to $190.9 million in the same quarter of fiscal 2021. Excluding the foreign currency impact, net sales were up 45.4% compared to the same quarter of fiscal 2021. The increase was mainly due to lower sales in the prior year quarter from the impact of the COVID-19 pandemic but was also driven by higher sales of electric and hybrid vehicle products.

Income from operations was $34.1 million or 11.8% of net sales, compared to $13.8 million or 7.2% of net sales in the same quarter of fiscal 2021. The $20.3 million increase was primarily due to the higher sales volume and was partially offset by higher material, logistics, and labor costs resulting from supply chain shortages and disruptions and by higher stock-based compensation expense. The increase was also driven by the lack of restructuring costs in the quarter, compared to $3.4 million in the same quarter of fiscal 2021.

Other income was $1.8 million, compared to $3.4 million in the same quarter of fiscal 2021. The decrease was primarily due to lower international government assistance and unfavorable foreign exchange.

Income tax expense was $5.7 million, compared to a tax benefit of $5.1 million in the same quarter of fiscal 2021. The increase was primarily due to $7.8 million in discrete tax benefits recorded in the prior year first quarter. The effective tax rate was 16.4%, compared to 17.2% in the same quarter of fiscal 2021 when the discrete tax benefits were excluded.

Net income was $29.1 million or $0.76 per diluted share, compared to $20.7 million or $0.54 per diluted share in the same quarter of fiscal 2021.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $48.5 million, compared to $29.3 million in the same quarter of fiscal 2021.

Debt was $235.4 million at the end of the quarter, compared to $240.1 million at the end of fiscal 2021. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $27.5 million, compared to $6.9 million at the end of fiscal 2021.

Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was a negative $6.2 million, compared to a positive $4.8 million in the same quarter of fiscal 2021. The decrease was mainly due to investment in inventory to support the increased sales and higher capital expenditures.

On March 31, 2021, the Board of Directors authorized the purchase of up to $100.0 million of Methode common stock. The company purchased and retired 157,513 shares of common stock for $7.6 million in the quarter. As of July 31, 2021, a total of 325,462 shares have been purchased under the authorization at a total cost of $15.1 million.

Segment Fiscal First Quarter 2022 Financial Results

Comparing the Automotive segment's quarter to the same quarter of fiscal 2021,

•

Net sales were $195.8 million, up $70.7 million or 56.5% from $125.1 million. The increase was mainly due to lower sales in the prior year quarter from the impact of the pandemic. Sales were higher in Europe, North America and Asia driven in part by higher sales of electric and hybrid vehicle products. The segment net sales in the quarter were positively impacted by $7.1 million from foreign currency translation.

•

Income from operations was $27.3 million, up $12.0 million or 78.4% from $15.3 million primarily due to higher sales volume. The increase was partially offset by higher logistics and labor costs. Income from operations was 13.9% of net sales, up from 12.2%.

Comparing the Industrial segment's quarter to the same quarter of fiscal 2021,

•

Net sales were $78.5 million, up $26.5 million or 51.0% from $52.0 million. The increase was mainly due to lower sales in the prior year quarter from the impact of the pandemic. All product categories had higher sales led by commercial vehicle lighting and EV busbars. The segment net sales in the quarter were also positively impacted by $3.2 million from foreign currency translation.

•

Income from operations was $20.2 million, up $13.2 million or 188.6% from $7.0 million primarily due to higher sales volume. The increase was partially offset by higher material and logistics costs. Income from operations was 25.7% of net sales, up from 13.5%.

Comparing the Interface segment's quarter to the same quarter of fiscal 2021,

•	Net sales were $12.7 million, down $0.7 million or 5.2% from $13.4 million primarily due to lower sales volume due to semiconductor shortages.
•	Income from operations was $1.1 million, unchanged from $1.1 million in the prior year. Income from operations was 8.7% of net sales, up from 8.2%.

Comparing the Medical segment's quarter to the same quarter of fiscal 2021,

•	Net sales were $0.8 million, up from $0.4 million. While sales increased 100%, the pandemic continues to negatively impact hospital evaluation opportunities.
•	Loss from operations was $1.2 million, compared to a loss of $1.6 million.

Fiscal 2022 Full Year Guidance

For the fiscal year 2022, the company reaffirmed its expectation for net sales to be in the range of $1,175 to $1,235 million and for diluted earnings per share to be in the range of $3.35 to $3.75.

The guidance is subject to disruption due to a variety of factors including the ongoing semiconductor shortage and other supply chain disruptions.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Our businesses continued to be impacted by the ongoing supply chain challenges in the quarter. As a result of our teams’ relentless efforts to mitigate those headwinds, Methode was able to achieve sales within our guidance and once again increase EV product sales. We also continued to return capital to shareholders via our stock buyback program and previously announced quarterly dividend increase."

Mr. Duda added, "We have reaffirmed our guidance for the full year. However, the ongoing supply chain challenges could potentially result in performance below the midpoint of the ranges, as the situation is very dynamic and will likely remain challenging."

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses certain non-GAAP financial measures, such as EBITDA, Net Debt, and Free Cash Flow. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Management believes EBITDA is useful to investors as it is a measure that is commonly used by other companies in our industry and provides a comparison for investors to the company’s performance versus its competitors. Management believes Net Debt is a meaningful measure to investors because management assesses the company’s leverage position after considering available cash that could be used to repay outstanding debt. Management believes Free Cash Flow is a meaningful measure to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain the company’s asset base and which are expected to generate future cash flows from operations. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CDT.

To participate in the conference call, please dial 844-602-0380 (domestic) or 862-298-0970 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through September 16, 2021, by dialing 877-481-4010 and providing passcode 42445. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: 1) Impact from pandemics, such as the COVID-19 pandemic; 2) Dependence on the automotive and commercial vehicle industries; 3) Dependence on our supply chain, including semiconductor suppliers; 4) Dependence on a small number of large customers, including two large automotive customers; 5) Dependence on the availability and price of materials; 6) Failure to attract and retain qualified personnel; 7) Timing, quality and cost of new program launches; 8) Risks related to conducting global operations; 9) Ability to compete effectively; 10) Investment in programs prior to the recognition of revenue; 11) Ability to withstand pricing pressures, including price reductions; 12) Impact from production delays or cancelled orders; 13) Ability to successfully benefit from acquisitions and divestitures; 14) Ability to withstand business interruptions; 15) Breaches to our information technology systems; 16) Ability to keep pace with rapid technological changes; 17) Ability to protect our intellectual property; 18) Costs associated with environmental, health and safety regulations; 19) International trade disputes resulting in tariffs and our ability to mitigate tariffs; 20) Impact from climate change and related regulations; 21) Ability to avoid design or manufacturing defects; 22) Recognition of goodwill and long-lived asset impairment charges; 23) Ability to manage our debt levels and any restrictions thereunder; 24) Currency fluctuations; 25) Income tax rate fluctuations; 26) Judgments related to accounting for tax positions; 27) Adjustments to compensation expense for performance-based awards; 28) Timing and magnitude of costs associated with restructuring activities; and 29) Impact to interest expense from the replacement or modification of LIBOR.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except share and per-share data)

	Three Months Ended
	July 31, 2021	August 1, 2020
Net sales	$287.8	$190.9

Cost of products sold	216.1	145.8

Gross profit	71.7	45.1

Selling and administrative expenses	32.8	26.6
Amortization of intangibles	4.8	4.7

Income from operations	34.1	13.8

Interest expense, net	1.1	1.6
Other income, net	(1.8)	(3.4)

Income before income taxes	34.8	15.6

Income tax expense (benefit)	5.7	(5.1)

Net income	$29.1	$20.7

Basic and diluted income per share:
Basic	$0.77	$0.55
Diluted	$0.76	$0.54

Cash dividends per share	$0.14	$0.11

Weighted average number of shares outstanding:
Basic	37,939,488	37,836,543
Diluted	38,457,958	38,158,418

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	July 31, 2021	May 1, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$207.9	$233.2
Accounts receivable, net	276.7	282.5
Inventories	142.4	124.2
Income taxes receivable	13.3	11.5
Prepaid expenses and other current assets	20.6	22.6
Total current assets	660.9	674.0
Long-term assets:
Property, plant and equipment, net	214.6	204.0
Goodwill	235.2	235.6
Other intangible assets, net	224.1	229.4
Operating lease right-of-use assets, net	20.6	22.3
Deferred tax assets	40.2	41.2
Pre-production costs	27.8	25.0
Other long-term assets	35.6	35.5
Total long-term assets	798.1	793.0
Total assets	$1,459.0	$1,467.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$110.8	$122.9
Accrued employee liabilities	24.1	33.5
Other accrued liabilities	28.7	25.0
Short-term operating lease liabilities	5.9	6.1
Short-term debt	14.8	14.9
Income tax payable	19.8	20.3
Total current liabilities	204.1	222.7
Long-term liabilities:
Long-term debt	220.6	225.2
Long-term operating lease liabilities	16.1	17.5
Long-term income taxes payable	24.8	24.8
Other long-term liabilities	21.4	20.5
Deferred tax liabilities	37.7	38.3
Total long-term liabilities	320.6	326.3
Total liabilities	524.7	549.0
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 39,544,645 shares and 39,644,913 shares issued as of July 31, 2021 and May 1, 2021, respectively	19.8	19.8
Additional paid-in capital	161.2	157.6
Accumulated other comprehensive income	2.9	6.1
Treasury stock, 1,346,624 shares as of July 31, 2021 and May 1, 2021	(11.5)	(11.5)
Retained earnings	761.9	746.0
Total shareholders' equity	934.3	918.0
Total liabilities and shareholders' equity	$1,459.0	$1,467.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Three Months Ended
	July 31, 2021	August 1, 2020
Operating activities:
Net income	$29.1	$20.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12.6	12.1
Stock-based compensation expense	4.0	0.9
Change in cash surrender value of life insurance	(0.4)	(0.6)
Amortization of debt issuance costs	0.2	0.2
Gain on sale of property, plant and equipment	(0.4)	—
Change in deferred income taxes	(0.1)	(6.2)
Other	0.1	1.0
Changes in operating assets and liabilities:
Accounts receivable	4.7	(37.3)
Inventories	(18.5)	9.1
Prepaid expenses and other assets	(5.0)	1.5
Accounts payable	(8.1)	12.0
Other liabilities	(8.5)	3.0
Net cash provided by operating activities	9.7	16.4

Investing activities:
Purchases of property, plant and equipment	(15.9)	(11.6)
Sale of property, plant and equipment	0.5	—
Net cash used in investing activities	(15.4)	(11.6)

Financing activities:
Taxes paid related to net share settlement of equity awards	(0.3)	(3.9)
Repayments of finance leases	(0.2)	(0.1)
Proceeds from exercise of stock options	0.5	0.1
Purchases of common stock	(8.4)	—
Cash dividends	(5.2)	(5.0)
Repayments of borrowings	(4.7)	(4.1)
Net cash used in financing activities	(18.3)	(13.0)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(1.3)	1.9
Decrease in cash and cash equivalents	(25.3)	(6.3)
Cash and cash equivalents at beginning of the period	233.2	217.3
Cash and cash equivalents at end of the period	$207.9	$211.0

Supplemental cash flow information:
Cash paid during the period for:
Interest	$0.9	$1.5
Income taxes, net of refunds	$7.3	$4.8
Operating lease obligations	$1.9	$2.1

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended
	July 31, 2021	August 1, 2020
EBITDA:
Net income	$29.1	$20.7
Income tax expense	5.7	(5.1)
Interest expense, net	1.1	1.6
Amortization of intangibles	4.8	4.7
Depreciation	7.8	7.4
EBITDA	$48.5	$29.3

	Three Months Ended
	July 31, 2021	August 1, 2020
Free Cash Flow:
Net cash provided by operating activities	$9.7	$16.4
Purchases of property, plant and equipment	(15.9)	(11.6)
Free cash flow	$(6.2)	$4.8

	July 31, 2021	May 1, 2021
Net Debt:
Short-term debt	$14.8	$14.9
Long-term debt	220.6	225.2
Total debt	235.4	240.1
Less: cash and cash equivalents	(207.9)	(233.2)
Net debt	$27.5	$6.9